EXHIBIT 99.1

News Release

ChoiceOne Reports First Quarter 2025 Results

Sparta, Michigan – April 30, 2025 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended March 31, 2025. On March 1, 2025, ChoiceOne completed the merger (the “Merger”) of Fentura Financial, Inc. (“Fentura”), the former parent company of The State Bank, with and into ChoiceOne with ChoiceOne surviving the merger. On March 14, 2025, the consolidation of The State Bank with and into ChoiceOne Bank with ChoiceOne Bank surviving the consolidation was completed. Accordingly, the reported consolidated financial results for the first quarter ended March 31, 2025 include financial results for ChoiceOne and ChoiceOne Bank and, from and after March 1, 2025, The State Bank.

Significant items impacting comparable first quarter 2024 and 2025 results include the following:

•
The total assets, loans and deposits acquired in the Merger effective March 1, 2025 were approximately $1.8 billion, $1.4 billion and $1.4 billion, respectively.
•
Merger related expenses, net of taxes, of approximately $13.8 million ($1.28 per diluted share) for the first quarter ended March, 31, 2025.
•
Merger related provision for credit losses, net of taxes, of $9.5 million ($0.88 per diluted share) during the first quarter ended March 31, 2025

Highlights

•
ChoiceOne reported net loss of $13,906,000 for the three months ended March 31, 2025, compared to net income of $5,634,000 for the same period in 2024. Net income excluding merger expenses, net of taxes, and merger related provision for credit losses, net of taxes was $9,310,000 for the three months ended March 31, 2025.
•
Diluted loss in earnings per share was $1.29 for the three months ended March 31, 2025, compared to diluted earnings per share of $0.74 in the same period in the prior year. Diluted earnings per share excluding merger expenses, net of taxes, and merger related provision for credit losses, net of taxes, were $0.86 for the three months ended March 31, 2025.
•
In the first quarter of 2025, ChoiceOne's GAAP net interest margin rose significantly to 3.43%, up from 2.67% in the same period of 2024. GAAP net interest income also saw a substantial increase, reaching $26.3 million compared to $16.5 million in the first quarter of 2024. This growth was primarily due to the additional net interest income added through the Merger beginning on March 1, 2025. Accretion from the Merger increased GAAP net interest margin by 37 basis points for the first quarter of 2025. GAAP net interest margin for the one month ended March 31, 2025 was 3.90%. This one month period includes accretion from purchased loans of $2.8 million which increased the March GAAP net interest margin by 81 basis points.
•
Core loans, which exclude held for sale loans and loans to other financial institutions, grew organically by $40.1 million or 10.6% on an annualized basis during the first quarter of 2025 and $157.3 million or 11.3% during the twelve months ended March 31, 2025. Core loans grew by $1.4 billion due to the Merger on March 1, 2025. Loan interest income increased $11.9 million in the first quarter of 2025 compared to the same period in 2024. Interest income for the three months ended March 31, 2025 includes $2.8 million of interest income accretion due to purchased loans related to the Merger.
•
Deposits, excluding brokered deposits, increased by $1.4 billion as of March 31, 2025, compared to the same period in 2024. This growth was primarily driven by the addition of $1.4 billion in deposits from the Merger complemented by $48.7 million in organic growth. Not including the impact of the Merger, deposits, excluding brokered deposits, grew organically by $15.0 million in the first quarter of 2025.
•
Asset quality continues to remain strong, with annualized net loan charge-offs to average loans of 0.01% and nonperforming loans to total loans (excluding loans held for sale) of 0.65% as of March 31, 2025. Notably, 0.44% of the nonperforming loans to total loans (excluding loans held for sale) is attributed to loans purchased with credit deterioration acquired through the Merger.

"ChoiceOne is pleased to announce the successful completion of our merger with Fentura and The State Bank, and we welcome our new customers, employees and shareholders. This merger brings together two great community bank franchises and enhances our market presence and capabilities to serve our communities. We are proud to have achieved this while continuing to grow our loans organically, thanks to the dedication and expertise of our team. We look forward to the opportunities this merger brings and remain committed to delivering exceptional value to our customers and shareholders," said Kelly Potes, Chief Executive Officer.

ChoiceOne reported net loss of $13,906,000 for the three months ended March 31, 2025, compared to net income of $5,634,000 for the same period in 2024. Net income excluding merger expenses, net of taxes, and merger related provision expense, net of taxes was $9,310,000 for the three months ended March 31, 2025. Diluted loss in earnings per share was $1.29 for the three months ended March 31, 2025, compared to diluted earnings per share of $0.74 in the same period in the prior year. Diluted earnings per share excluding merger expenses, net of taxes, and merger related provision expense, net of taxes was $0.86 for the three months ended March 31, 2025.

As of March 31, 2025, total assets were $4.3 billion, an increase of $1.6 billion compared to March 31, 2024. The growth is primarily attributed to the Merger. This growth was offset by a $28.5 million reduction in securities on March 31, 2025 compared to March 31, 2024, as ChoiceOne chose to restructure much of the acquired security portfolio purchased in the Merger, and reduce high cost wholesale funding. ChoiceOne has actively managed its balance sheet to support organic loan growth with a loan to deposit ratio of 80.21% at March 31, 2025.

Core loans, which exclude held for sale loans and loans to other financial institutions, grew organically by $40.1 million or 10.6% on an annualized basis during the first quarter of 2025 and $157.3 million or 11.3% during the twelve months ended March 31, 2025. Core loans grew by $1.4 billion through acquisition for the three months ended March 31, 2025. Loan interest income increased $11.9 million in the first quarter of 2025 compared to the same period in 2024. Interest income for the three months ended March 31, 2025 includes $2.8 million of purchased loan interest accretion income related to the Merger. Loans to other financial institutions decreased by $27.6 million from March 31, 2024 to March 31, 2025. These loans consist of a warehouse line of credit used to facilitate mortgage loan originations, with interest rates that fluctuate in line with the national mortgage market. This decline is attributed to ChoiceOne's strategic shift towards a higher percentage of internally driven originations.

ChoiceOne estimated the valuation mark on acquired loans to be a reduction of $64.7 million related to the Merger. This valuation mark contained two separate populations: a valuation mark on loans purchased with credit deterioration ("PCD loans") of $13.1 million and a valuation mark on loans purchased without credit deterioration ("Non-PCD loans") of $51.6 million. ChoiceOne estimates $59.8 million of the total valuation mark will be accretable to interest income. During the one-month period ended March 31, 2025, ChoiceOne recognized $2.8 million in accretion income related to the Merger. Of this amount, $826,000 was calculated using the effective interest rate method of amortization, while the remaining $2.0 million resulted from accretion through unexpected payoffs and paydowns of loans with an associated fair value mark. Estimated accretion for the remainder of 2025 using the effective interest method of amortization is $7.5 million; however, unexpected accretion income from purchased loans will be dependent on prepayment speeds and other factors.

ChoiceOne recognized a core deposit intangible of $31.0 million related to the Merger. This intangible asset, valued at 2.78% of Fentura's core deposits, is being amortized over a period of 10 years using the sum-of-years-digits method. This approach reflects the anticipated pattern of economic benefits derived from the core deposits. At March 31, 2025, ChoiceOne recognized core deposit intangible expense of $470,000 for the month of March 2025, from the Merger.

Deposits, excluding brokered deposits, increased by $1.4 billion as of March 31, 2025, compared to the same period in 2024. This growth was primarily driven by the addition of $1.4 billion in deposits from the Merger, complemented by $48.7 million in organic growth. Not including the impact of the Merger, deposits, excluding brokered deposits, grew organically by $15.0 million in the first quarter of 2025. ChoiceOne continues to be proactive in managing its liquidity position by using brokered deposits and FHLB advances to ensure ample liquidity. At March 31, 2025, total available borrowing capacity secured by pledged assets was $945.3 million. ChoiceOne can increase its capacity by utilizing unsecured federal fund lines and pledging additional assets. Uninsured deposits totaled $1.2 billion or 33.9% of deposits at March 31, 2025.

ChoiceOne's cost of deposits to average total deposits has decreased since peaking in the first quarter of 2024, driven by positive cash flow from pay-fixed interest rate swaps hedged against deposits and reduced deposit expenses. Additionally, the Federal Reserve's 100 basis point reduction in the federal funds rate since September 2024 has contributed to this decline. As a result, the cost of deposits to average total deposits was an annualized 1.59% in the first quarter of 2025, down from 1.65% in the first quarter of 2024. If rates continue to decline, we anticipate further reductions in deposit costs, although these will be tempered by decreased cash flows from pay-fixed interest rate swaps.

Interest expense on borrowings for the three months ended March 31, 2025, declined by $332,000 compared to the same period in the prior year, due to a decrease in average balances borrowed. During the first quarter of 2025, ChoiceOne liquidated the majority of the acquired securities due to the Merger to pay down higher cost FHLB advances. As of March 31, 2025, the total borrowed balance at the FHLB was $130.0 million at a weighted average fixed rate of 4.03%, with the earliest maturity in April 2025. The total cost of funds declined in the first quarter of 2025, with an annualized 1.86% compared to 2.0% in the first quarter of 2024.

The provision for credit losses on loans was $13.1 million in the first quarter of 2025, due primarily to $12.0 million of expense for the acquisition of $1.3 billion of non-PCD loans in the Merger. Additional expense was recorded to account for organic growth, changes in qualitative factors, and forecast data used in the allowance for credit losses calculation. The allowance for credit losses also increased by $4.9 million as the credit mark on PCD loans migrated into the reserve in accordance with CECL guidelines. The ratio of the allowance for credit losses to total loans (excluding loans held for sale) was 1.18% on March 31, 2025 compared to 1.07% on December 31, 2024. Asset quality continues to remain strong, with annualized net loan charge-offs to average loans of 0.01% and nonperforming loans to total loans (excluding loans held for sale) of 0.65% as of March 31, 2025. Notably, 0.44% of the nonperforming loans to total loans (excluding loans held for sale) is attributed to PCD loans acquired through the Merger which have a corresponding PCD credit reserve.

With recent news of tariffs expected to impact the automotive industry, ChoiceOne performed a review of loans in the automotive sector. ChoiceOne has total outstanding loans to businesses in the automotive sector of $99.3 million, which represents 3.4% of gross loans (excluding loans held for sale). These loans are primarily to Tier 2 and Tier 3 suppliers, many of which serve multiple industries and manufacturers. The average balance of these loans was $409,000.

ChoiceOne uses interest rate swaps to manage interest rate exposure to certain fixed rate assets and variable rate liabilities. On February 6, 2025, ChoiceOne sold $50 million of pay fixed receive floating interest rate swaps. The sold swaps had a fixed rate of 2.75% and a floating rate that will be determined periodically over the life of the swaps. This transaction resulted in a gain of approximately $3.6 million, which will be recognized through interest expense over the 7 years remaining on the life of the swap. On March 31, 2025, ChoiceOne held pay-fixed interest rate swaps with a total notional value of $351.0 million, a weighted average coupon of 3.12%, a fair value of $11.7 million and an average remaining contract length of 7.1 years. These derivative instruments change in value as rates rise or fall inverse to the change in unrealized losses of the available for sale portfolio due to rates. Settlements from swaps amounted to $1.3 million for the first quarter of 2025 compared to $1.5 million for the fourth quarter of 2024. Due in part to the pay fixed interest rate swaps in place, our balance sheet is asset sensitive. In addition to the pay-fixed interest rate swaps, ChoiceOne also employs back-to-back swaps on select commercial loans, with the impact reflected in interest income.

As of March 31, 2025, shareholders’ equity was $426.9 million, a significant increase from $206.8 million on March 31, 2024. This growth was primarily driven by the Merger, in which ChoiceOne issued 6,064,057 shares of common stock on March 1, 2025, valued at $192.6 million. Additionally, the sale of 1,380,000 shares of common stock at $25.00 per share on July 26, 2024, generated $34.5 million in aggregate gross proceeds (before deducting discounts and estimated offering expenses). However, this was slightly offset by a minor decline in retained earnings. ChoiceOne Bank continues to be “well-capitalized,” with a total risk-based capital ratio of 11.9% as of March 31, 2025, compared to 12.6% on March 31, 2024. The decrease in capital ratios were primarily due to the impact of the Merger.

Noninterest income increased by $871,000 for the three months ended March 31, 2025, compared to the same period in the prior year. This increase was partly driven by higher mortgage servicing rights income, which rose due to the Merger, as Fentura had a substantial portfolio of mortgages held and serviced. Additionally, we recorded income from changes in the market value of a CRA-eligible mutual fund investment, which appreciated during the quarter. Trust income also increased as a result of higher estate settlement fees and customers obtained from the Merger. However, this was offset by a decline in earnings on life insurance policies, as the prior year included death benefits of $196,000 and $504,000 received in both the first and fourth quarters of 2024 respectively.

Noninterest expense increased by $22.0 million for the three months ended March 31, 2025, compared to the same period in 2024. This increase was largely due to merger-related expenses of $17.2 million during the three months ended March 31, 2025, compared to $0 in the same period in the prior year. The remainder of the increase was primarily due to the addition of Fentura on March 1, 2025. ChoiceOne is committed to managing costs strategically while making prudent investments to sustain our competitive edge and provide exceptional value to our customers, shareholders, and communities.

"The merger with Fentura Financial, Inc. and The State Bank has been a major step for ChoiceOne, significantly expanding our capabilities and market presence. As we integrate operations, we anticipate we will find the expected synergies in our combined entities and leverage the talented staff that has joined our team. We are dedicated to supporting the customers and communities that have joined us through this merger, ensuring they receive the highest level of service and care as we move forward together,” said Kelly Potes, Chief Executive Officer.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan, with assets over $4 billion, and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 56 offices in West, Central and Southeast Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website choiceone.bank.

Forward-Looking Statements

This news release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of ChoiceOne with respect to the Merger, including the strategic benefits and financial benefits of the Merger. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne does not undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any of ChoiceOne’s subsequent SEC filings, which are available on the SEC’s website, www.sec.gov.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this presentation includes certain non-GAAP financial measures. ChoiceOne believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand underlying financial performance and condition and trends of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, non-GAAP measures are used as comparative tools, together with GAAP measures, to assist in the evaluation of operating performance or financial condition. These measures are also calculated using the appropriate GAAP or regulatory components in their entirety and are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in the tables to this news release under the heading non-GAAP reconciliation.

For Further Information:

Adom Greenland

Executive Vice President & CFO

(616) 887 – 2334

IR@ChoiceOne.bank

Condensed Balance Sheets
(Unaudited)

(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Cash and cash equivalents	$139,421	$96,751	$150,129
Equity securities, at fair value	9,328	7,782	6,560
Securities Held to Maturity	394,434	394,534	397,981
Securities Available for Sale	480,650	479,117	505,637
Federal Home Loan Bank stock	18,562	9,383	4,449
Federal Reserve Bank stock	12,357	5,307	5,065
Loans held for sale	3,941	7,288	6,035
Loans to other financial institutions	2,393	39,878	30,032
Core loans	2,922,562	1,505,762	1,388,558
Total loans held for investment	2,924,955	1,545,640	1,418,590
Allowance for credit losses	(34,567)	(16,552)	(16,037)
Loans, net of allowance for credit losses	2,890,388	1,529,088	1,402,553
Premises and equipment	44,284	27,099	28,268
Cash surrender value of life insurance policies	73,765	44,896	45,079
Goodwill	126,515	59,946	59,946
Core deposit intangible	35,153	1,096	1,651
Other assets	76,378	60,956	57,346

Total Assets	$4,305,176	$2,723,243	$2,670,699

Noninterest-bearing deposits	$912,033	$524,945	$502,685
Interest-bearing deposits	2,672,401	1,652,647	1,641,193
Brokered deposits	67,295	36,511	41,970
Borrowings	137,330	175,000	210,000
Subordinated debentures	48,186	35,752	35,568
Other liabilities	41,078	37,973	32,527

Total Liabilities	3,878,323	2,462,828	2,463,943

Common stock and paid-in capital, no par value; shares authorized: 30,000,000; shares outstanding: 14,975,034 at March 31, 2025, 8,965,483 at December 31, 2024, and 7,556,137 at March 31, 2024.	397,860	206,780	173,786
Retained earnings	73,316	91,414	77,294
Accumulated other comprehensive income (loss), net	(44,323)	(37,779)	(44,324)
Shareholders' Equity	426,853	260,415	206,756

Total Liabilities and Shareholders’ Equity	$4,305,176	$2,723,243	$2,670,699

Condensed Statements of Operations
(Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Interest income
Loans, including fees	$32,641	$23,571	$20,786
Securities:
Taxable	4,730	4,846	5,348
Tax exempt	1,409	1,390	1,412
Other	1,179	1,231	886
Total interest income	39,959	31,038	28,432

Interest expense
Deposits	10,716	8,710	8,777
Advances from Federal Home Loan Bank	2,052	669	441
Other	880	2,310	2,740
Total interest expense	13,648	11,689	11,958

Net interest income	26,311	19,349	16,474
Provision for credit losses on loans	13,163	200	403
Provision for (reversal of) credit losses on unfunded commitments	-	-	(403)
Net Provision for credit losses expense	13,163	200	-
Net interest income after provision	13,148	19,149	16,474

Noninterest income
Customer service charges	1,181	1,288	1,193
Credit and debit card fees	1,509	1,443	1,212
Insurance and investment commissions	295	170	198
Gains on sales of loans	444	829	454
Net gains (losses) on sales and write downs of other assets	10	(5)	1
Earnings on life insurance policies	389	819	495
Trust income	506	241	213
Change in market value of equity securities	107	(46)	35
Other	481	255	250
Total noninterest income	4,922	4,994	4,051

Noninterest expense
Salaries and benefits	10,320	8,941	7,831
Occupancy and equipment	1,719	1,383	1,462
Data processing	1,999	1,500	1,341
Communication	380	340	329
Professional fees	697	653	615
Supplies and postage	244	179	178
Advertising and promotional	256	271	150
Intangible amortization	680	153	203
FDIC insurance	455	180	375
Merger related expenses	17,203	394	-
Other	1,712	1,350	1,200
Total noninterest expense	35,665	15,344	13,684

Income (loss) before income tax	(17,595)	8,799	6,841
Income tax expense (benefit)	(3,689)	1,640	1,207

Net income (loss)	$(13,906)	$7,159	$5,634

Basic earnings (loss) per share	$(1.30)	$0.79	$0.75
Diluted earnings (loss) per share	$(1.29)	$0.79	$0.74

Dividends declared per share	$0.28	$0.28	$0.27

Income Adjusted for Merger Expenses - Non-GAAP Reconciliation

(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
(In Thousands, Except Per Share Data)
Net income (loss)	$(13,906)	$7,159	$5,634

Merger related expenses net of tax	13,753	373	-
Merger related provision for credit losses, net of tax (1)	9,463	-
Adjusted net income	$9,310	$7,532	$5,634

Weighted average number of shares	10,723,310	8,963,258	7,552,680
Diluted average shares outstanding	10,787,326	9,024,567	7,600,016
Basic earnings (loss) per share	$(1.30)	$0.79	$0.75
Diluted earnings (loss) per share	$(1.29)	$0.79	$0.74
Adjusted basic earnings per share	$0.87	$0.84	$0.75
Adjusted diluted earnings per share	$0.86	$0.83	$0.74

(1) Merger related provision for credit loss represents the calculated credit loss on Non-PCD loans acquired during the Merger on March 1, 2025.

NON-GAAP Reconciliation	2025 1st Qtr.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.
Net interest income (tax-equivalent basis) (Non-GAAP)	$26,710	$19,739	$20,631	$18,756	$16,871
Net interest margin (fully tax-equivalent)	3.48%	3.04%	3.23%	3.01%	2.74%

Reconciliation to Reported Net Interest Income

Net interest income (tax-equivalent basis) (Non-GAAP)	$26,710	$19,739	$20,631	$18,756	$16,871

Adjustment for taxable equivalent interest	(399)	(390)	(383)	(385)	(397)

Net interest income (GAAP)	$26,311	$19,349	$20,248	$18,371	$16,474
Net interest margin (GAAP)	3.43%	2.98%	3.17%	2.95%	2.67%

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2025 1st Qtr.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.
(in thousands except per share data)
Net interest income	$26,311	$19,349	$20,248	$18,371	$16,474
Net provision expense	13,163	200	425	-	-
Noninterest income	4,922	4,994	4,867	4,083	4,051
Noninterest expense	35,665	15,344	15,417	14,278	13,684
Net income (loss) before federal income tax expense	(17,595)	8,799	9,273	8,176	6,841
Income tax expense (benefit)	(3,689)	1,640	1,925	1,590	1,207
Net income (loss)	(13,906)	7,159	7,348	6,586	5,634
Basic earnings (loss) per share	(1.30)	0.79	0.86	0.87	0.75
Diluted earnings (loss) per share	(1.29)	0.79	0.85	0.87	0.74
Adjusted basic earnings per share	0.87	0.84	0.94	0.87	0.75
Adjusted diluted earnings per share	0.86	0.83	0.93	0.87	0.74

End of period balances	2025 1st Qtr.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.
(in thousands)
Gross loans	$2,928,896	$1,552,928	$1,509,944	$1,443,473	$1,424,625
Loans held for sale (1)	3,941	7,288	5,994	5,946	6,035
Loans to other financial institutions (2)	2,393	39,878	38,492	36,569	30,032
Core loans (gross loans excluding 1 and 2 above)	2,922,562	1,505,762	1,465,458	1,400,958	1,388,558
Allowance for credit losses	34,567	16,552	16,490	16,152	16,037
Securities available for sale	480,650	479,117	497,552	491,670	504,636
Securities held to maturity	394,434	394,534	391,954	392,699	397,981
Other interest-earning assets	110,605	86,185	116,643	84,484	100,175
Total earning assets (before allowance)	3,914,585	2,512,764	2,516,093	2,412,326	2,427,417
Total assets	4,305,176	2,723,243	2,726,003	2,623,067	2,670,699
Noninterest-bearing deposits	912,033	524,945	521,055	517,137	502,685
Interest-bearing deposits	2,672,401	1,652,647	1,680,546	1,582,365	1,641,193
Brokered deposits	67,295	36,511	6,627	27,177	41,970
Total deposits	3,651,729	2,214,103	2,208,228	2,126,679	2,185,848
Deposits excluding brokered	3,584,434	2,177,592	2,201,601	2,099,502	2,143,878
Total subordinated debt	48,186	35,752	35,691	35,630	35,568
Total borrowed funds	137,330	175,000	210,000	210,000	210,000
Other interest-bearing liabilities	13,420	24,003	4,956	22,378	21,512
Total interest-bearing liabilities	2,938,632	1,923,913	1,937,820	1,877,550	1,950,243
Shareholders' equity	426,853	260,415	247,746	214,519	206,756

Average Balances	2025 1st Qtr.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.
(in thousands)
Loans	$2,019,643	$1,516,466	$1,460,033	$1,435,966	$1,412,569
Securities	978,769	965,501	970,913	986,281	1,002,140
Other interest-earning assets	115,091	100,864	108,019	80,280	64,064
Total earning assets (before allowance)	3,113,503	2,582,831	2,538,965	2,502,527	2,478,773
Total assets	3,319,591	2,719,530	2,685,190	2,647,716	2,621,009
Noninterest-bearing deposits	651,424	536,653	519,511	516,308	506,175
Interest-bearing deposits	2,030,543	1,641,102	1,634,255	1,601,020	1,599,509
Brokered deposits	45,553	19,620	17,227	34,218	34,708
Total deposits	2,727,520	2,197,375	2,170,993	2,151,546	2,140,392
Total subordinated debt	40,182	35,719	35,658	35,596	35,535
Total borrowed funds	193,961	197,828	210,000	210,000	214,835
Other interest-bearing liabilities	20,553	16,928	11,756	26,426	18,399
Total interest-bearing liabilities	2,330,792	1,911,197	1,908,896	1,907,260	1,902,986
Shareholders' equity	302,537	254,737	237,875	210,742	200,177

Loan Breakout (in thousands)	2025 1st Qtr.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.
Agricultural	$48,165	$48,221	$49,147	$45,274	$41,950
Commercial and Industrial	345,138	228,256	229,232	224,031	231,222
Commercial Real Estate	1,757,599	901,130	862,773	804,213	794,705
Consumer	30,932	29,412	30,693	32,811	34,268
Construction Real Estate	18,067	17,042	14,555	18,751	17,890
Residential Real Estate	722,661	281,701	279,058	275,878	268,523
Loans to Other Financial Institutions	2,393	39,878	38,492	36,569	30,032
Gross Loans (excluding held for sale)	$2,924,955	$1,545,640	$1,503,950	$1,437,527	$1,418,590

Allowance for credit losses	34,567	16,552	16,490	16,152	16,037

Net loans	$2,890,388	$1,529,088	$1,487,460	$1,421,375	$1,402,553

Performance Ratios	2025 1st Qtr.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.

Annualized return on average assets	-1.68%	1.05%	1.09%	0.99%	0.86%
Annualized return on average equity	-18.39%	11.24%	12.36%	12.50%	11.26%
Annualized return on average tangible common equity	-27.97%	14.54%	16.29%	17.22%	15.81%
Net interest margin (GAAP)	3.43%	2.98%	3.17%	2.95%	2.67%
Net interest margin (fully tax-equivalent)	3.48%	3.04%	3.23%	3.01%	2.74%
Efficiency ratio	111.01%	61.29%	60.80%	61.47%	64.55%
Annualized cost of funds	1.86%	1.90%	1.87%	1.92%	2.00%
Annualized cost of deposits	1.59%	1.58%	1.53%	1.56%	1.65%
Cost of interest bearing liabilities	2.37%	2.43%	2.38%	2.44%	2.53%
Shareholders' equity to total assets	9.91%	9.56%	9.09%	8.18%	7.74%
Tangible common equity to tangible assets	6.40%	7.49%	7.00%	5.98%	5.56%
Annualized noninterest expense to average assets	4.30%	2.26%	2.30%	2.16%	2.09%
Loan to deposit	80.21%	70.14%	68.38%	67.87%	65.17%
Full-time equivalent employees	605	377	371	368	367

Capital Ratios ChoiceOne Financial Services Inc.	2025 1st Qtr.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.

Total capital (to risk weighted assets)	12.0%	14.5%	15.0%	13.5%	13.3%
Common equity Tier 1 capital (to risk weighted assets)	9.4%	12.0%	12.3%	10.7%	10.5%
Tier 1 capital (to risk weighted assets)	10.0%	12.2%	12.5%	10.9%	10.7%
Tier 1 capital (to average assets)	10.4%	9.1%	9.0%	7.7%	7.6%
Tier 1 capital (to total assets)	7.6%	8.9%	8.7%	7.6%	7.3%
Commercial Real Estate Loans (non-owner occupied) as a percentage of total capital	302.0%	195.6%	193.3%	205.1%	206.8%

Capital Ratios ChoiceOne Bank	2025 1st Qtr.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.

Total capital (to risk weighted assets)	11.9%	12.7%	13.1%	13.2%	12.6%
Common equity Tier 1 capital (to risk weighted assets)	10.9%	12.0%	12.3%	12.5%	11.8%
Tier 1 capital (to risk weighted assets)	10.9%	12.0%	12.3%	12.5%	11.8%
Tier 1 capital (to average assets)	11.3%	8.9%	8.9%	8.8%	8.3%
Tier 1 capital (to total assets)	8.3%	8.7%	8.5%	8.7%	8.0%
Commercial Real Estate Loans (non-owner occupied) as a percentage of total capital	303.9%	224.9%	222.2%	208.9%	218.2%

Asset Quality	2025 1st Qtr.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.
(in thousands)
Net loan charge-offs (recoveries)	$72	$138	$87	$157	$51
Annualized net loan charge-offs (recoveries) to average loans	0.01%	0.04%	0.02%	0.04%	0.01%
Allowance for credit losses	$34,567	$16,552	$16,490	$16,152	$16,037
Unfunded commitment liability	$1,647	$1,485	$1,485	$1,485	$1,757
Allowance to loans (excludes held for sale)	1.18%	1.07%	1.10%	1.12%	1.13%
Total funds reserved to pay for loans (includes liability for unfunded commitments and excludes held for sale)	1.24%	1.17%	1.20%	1.23%	1.25%
Non-Accruing loans	$16,789	$3,704	$2,355	$2,086	$1,715
Nonperforming loans (includes OREO)	$19,154	$4,177	$2,884	$2,358	$1,837
Nonperforming loans to total loans (excludes held for sale)	0.65%	0.27%	0.19%	0.16%	0.13%
Non Accrual classified as PCD	$12,891	-	-	-	-
Nonperforming loans to total loans (excludes held for sale) attributed to PCD	0.44%	0.00%	0.00%	0.00%	0.00%
Nonperforming assets to total assets	0.44%	0.15%	0.11%	0.09%	0.07%

	Three Months Ended March 31,
	2025			2024
(Dollars in thousands)	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans (1)(3)(4)(5)	$2,019,643	$32,666	6.56%	$1,412,569	$20,807	5.92%
Taxable securities (2)	689,891	4,730	2.78	710,508	5,348	3.03
Nontaxable securities (1)	288,878	1,783	2.50	291,632	1,788	2.47
Other	115,091	1,179	4.15	64,064	886	5.56
Interest-earning assets	3,113,503	40,358	5.26	2,478,773	28,829	4.68
Noninterest-earning assets	206,088			142,236
Total assets	$3,319,591			$2,621,009

Liabilities and Shareholders' Equity:
Interest-bearing demand deposits	$1,111,903	$4,420	1.61%	$883,372	$3,577	1.63%
Savings deposits	431,192	883	0.83	338,497	641	0.76
Certificates of deposit	487,448	4,950	4.12	377,640	4,115	4.38
Brokered deposit	45,553	463	4.12	34,708	444	5.14
Borrowings	193,961	2,191	4.58	214,835	2,523	4.72
Subordinated debentures	40,182	518	5.23	35,535	412	4.67
Other	20,553	223	4.41	19,699	246	5.02
Interest-bearing liabilities	2,330,792	13,648	2.37	1,904,286	11,958	2.53
Demand deposits	651,424			506,175
Other noninterest-bearing liabilities	34,838			10,371
Total liabilities	3,017,054			2,420,832
Shareholders' equity	302,537			200,177
Total liabilities and shareholders' equity	$3,319,591			$2,621,009

Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$26,710			$16,871

Net interest margin (tax-equivalent basis) (Non-GAAP) (1)			3.48%			2.74%

Reconciliation to Reported Net Interest Income
Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$26,710			$16,871
Adjustment for taxable equivalent interest		(399)			(397)
Net interest income (GAAP)		$26,311			$16,474
Net interest margin (GAAP)			3.43%			2.67%

(1)
Adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 21%. The presentation of these measures on a tax-equivalent basis is not in accordance with GAAP, but is customary in the banking industry. These non-GAAP measures ensure comparability with respect to both taxable and tax-exempt loans and securities.
(2)
Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.
(3)
Loans include both loans to other financial institutions and loans held for sale.
(4)
Non-accruing loan balances are included in the balances of average loans. Non-accruing loan average balances were $13.6 million and $1.7 million in the first quarter of 2025 and 2024, respectively.
(5)
Interest on loans included net origination fees and accretion income. Accretion income was $2.9 million and $390,000 in the first quarter of 2025 and 2024, respectively.